Exhibit 24(b)(8)(m)(1):  Form of Participation Agreement made and entered into as of May 1, 2015, by and among Voya Life and Annuity Company, T. Rowe Price Equity Series, Inc., T. Rowe price Fixed Income Series, Inc., T. Rowe Price International Series, Inc. and T. Rowe Price Investment Services, Inc.

PARTICIPATION AGREEMENT

                                                                        Among

                                         T. ROWE PRICE EQUITY SERIES, INC.,

T. ROWE PRICE FIXED INCOME SERIES, INC.,

T. ROWE PRICE INTERNATIONAL SERIES, INC.,

                                T. ROWE PRICE INVESTMENT SERVICES, INC.,

                                                                           and

                                         VOYA LIFE AND ANNUITY COMPANY

THIS AGREEMENT, made and entered into as of this 1st day of May, 2015 by and among Voya Life and Annuity Company (hereinafter, the "Company"), an Iowa stock life insurance company, on its own behalf and on behalf of each segregated asset account of the Company(each account hereinafter referred to as the "Account"),  and the undersigned funds, each, a corporation organized under the laws of Maryland (each hereinafter referred to as the "Fund") and T. Rowe Price Investment Services, Inc. (hereinafter the "Underwriter"), a Maryland corporation.

WHEREAS, the Fund engages in business as an open-end management investment company and is or will be available to act as the investment vehicle for separate accounts established for variable life insurance and variable annuity contracts (the "Variable Insurance Products") to be offered by insurance companies which have entered into participation agreements with the Fund and Underwriter (hereinafter "Participating Insurance Companies"); and

WHEREAS, the Company has issued or will issue certain variable life insurance or variable annuity contracts (including any certificates thereunder) supported wholly or partially by the Account (the "Contracts"); and

WHEREAS, the Company has established and may establish in the future separate accounts to serve as an underlying investment vehicle for the Contracts; and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission ("SEC") granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T) (b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Exemptive Order"); and

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolios are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

WHEREAS, T. Rowe Price Associates, Inc. (the "Adviser") is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and

WHEREAS, the Underwriter is registered as a broker dealer with the SEC under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter "FINRA"); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the "Designated Portfolios") on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value; and

WHEREAS, with respect to each Fund, a single omnibus account held in the name of the Company shall be maintained for those assets directed for investment in a Fund through the Contracts.  Such arrangement will result in aggregated share orders.  The Company, as issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the omnibus account in accordance with the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

ARTICLE I.  Sale of Fund Shares

1.1       The Underwriter agrees to sell to the Company those shares of the Designated Portfolios which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios.

1.2       The Fund agrees to make shares of the Designated Portfolios available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Fund calculates its net asset value pursuant to rules of the SEC, and the Fund shall use its best efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading.  Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Board") may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.

1.3       The Fund and the Underwriter agree that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts.  No shares of any Designated Portfolios will be sold to the general public.  The Fund and the Underwriter will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, III and VII of this Agreement is in effect to govern such sales.

1.4       The Fund agrees to redeem, on the Company's request, any full or fractional shares of the Designated Portfolios held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any sales thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus.

1.5         For purposes of Sections 1.1 and 1.4, the Company shall be the designee of the Fund for receipt of purchase and redemption orders from the Account, and receipt by such designee shall constitute receipt by the Fund; provided that the Company receives the order by 4:00 p.m. Eastern time and the Fund receives notice of such order by 9:30 a.m. Eastern time on the next following Business Day.  "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

1.6       The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the then current prospectus of the Fund and in accordance with the provisions of such prospectus.  Company will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by the Underwriter, as soon as possible, but in any event no later than 4:00 p.m., Eastern time on the Business Day after the Trade Date.

1.7       The Company shall pay for Fund shares one Business Day after receipt of an order to purchase Fund shares is made in accordance with the provisions of Section 1.5 hereof.  Payment shall be in federal funds transmitted by wire as soon as possible, but in any event no later than 4:00 p.m., Eastern time on the Business Day after the Trade Date.  If payment in Federal Funds for any purchase is not received on such Business Day, the Company shall promptly, upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request.  For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

1.8       Fund will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by the Company and will use its best efforts to deliver payment no later than 4:00 p.m., Eastern time on the Business Day after the Trade Date and no later than the close of the Federal Reserve wire on the Business Day after the Trade Date, except in situations when the Fund delays proceeds pursuant to the terms of its prospectus and Section 22(e) under the 1940 Act. Company acknowledges that the Funds reserve the right to suspend redemptions consistent with the requirements of Section 22(e) under the 1940 Act and any rules thereunder.  If the wire is not received by the time designated herein, and the delay was not caused by the negligence or willful misconduct of the Company, the Company shall be entitled to receive from Fund the dollar amount of any overdraft plus any associated bank charges incurred; provided however, that if the delay was due to factors beyond the control of the Fund, Fund shall not be liable for any overdraft or any associated bank charges.

1.9       Issuance and transfer of the Fund's shares will be by book entry only.  Stock certificates will not be issued to the Company or any Account.  Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.10     The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolios' shares.  The Company hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Designated Portfolio shares in additional shares of that Portfolio.  The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.  The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.11     The Fund shall make the net asset value per share for each Designated Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7 p.m. Eastern time.

1.12     Underwriter shall indemnify and hold the Company harmless, from the effective date of this Agreement, against any amount the Company is required to pay to Contract owners due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii)  incorrect or late reporting (as defined in Exhibit 1 1.(a)) of the daily net asset value, dividend rate, or capital gains distribution rate of a Fund, upon written notification by the Company, with supporting data, to Underwriter; provided, however, any correction to Contract owner accounts shall be processed in accordance with Schedule A.  In addition, the Underwriter shall compensate the Company for certain expenses it incurs as a result of such corrections as set forth in Schedule A.

1.13     The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares may be sold to other insurance companies (subject to Section 1.3 and Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.

1.14     In lieu of the applicable provisions set forth in Article 1 above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV System, as set forth in Exhibit I.

ARTICLE II.  Representations and Warranties

2.1       The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act.  The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.  The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under all applicable insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or that it has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act.

2.2       The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the state of  Iowa and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act.  The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

2.3       The T. Rowe Price Equity Series, Inc. and T. Rowe Price Fixed Income Series, Inc. currently are authorized to issue a class of shares with respect to which such Fund has adopted a plan for purposes of paying for distribution services under Rule 12b-1 of the 1940 Act.  To the extent that another Fund decides to finance distribution expenses pursuant to Rule 12b-1, the Fund will undertake to have the Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4       The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states, except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the state of Iowa to the extent required to perform this Agreement.

2.5       The Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

2.6       The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC.  The Underwriter further represents that it will sell and distribute the Fund shares in accordance with the laws of the State of Iowa and any applicable state and federal securities laws.

2.7       The Underwriter represents and warrants that the Adviser is and shall remain duly registered under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of Iowa and any applicable state and federal securities laws.

2.8       The Fund and the Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9       The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or such related provisions as may be promulgated from time to time.  The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.  The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Fund.  The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.  The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

ARTICLE III.  Prospectuses, Statements of Additional Information, and Proxy Statements; Voting

3.1       The Underwriter shall provide the Company with as many copies of the Fund's current prospectus, including any amendments or supplements thereto (describing only the Designated Portfolios listed on Schedule A) as the Company may reasonably request to deliver to Contract owners.  If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus as set in type or by camera ready pdf file or other electronic medium agree to by the parties) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended or if required by law) to deliver such documents to Contract owners.  The Company may have the prospectus (which shall include an offering memorandum, if any) for the Contracts, and the Fund's prospectus printed together in one document (“Combined Document”).  Additionally, the Company may print the Fund’s prospectus and/or its Statement of Additional Information in combination with other fund companies' prospectuses and statements of additional information.

3.2       The Fund's prospectus shall state that the current Statement of Additional Information ("SAI") for the Fund is available from the Company, and the Underwriter (or the Fund), at its expense, shall print, or otherwise reproduce, and provide sufficient copies of such SAI free of charge to the Company for itself, and for any owner of a Contract who requests such SAI.  The Company shall promptly send an SAI to any such Contract owner upon request of the Contract owner, which generally means within three (3) business days of the receipt of a request.

3.3       The Fund, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders (including annual reports and semi-annual reports), and other legally required communications to shareholders (“Trust Communications”) in such quantity as the Company shall reasonably require for distributing to Contract owners in the Fund.  The Underwriter (at the Company’s expense) shall provide the Company with copies of the Fund's Trust Communication Documents in such quantity as the Company shall reasonably request for use in connection with offering the Variable Contracts issued by the Company to prospective contract owners.  If requested by the Company in lieu thereof, the Underwriter shall provide Trust Communications (which may include a final copy of the Trust Communications as set in type or by camera ready pdf file or other electronic medium agree to by the parties) and other assistance as is reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners.

3.4       In connection with paragraph 3.1, 3.2 and 3.3, Underwriter or Fund will pay for the printing and delivery of Trust Communications and Fund’s prospectuses, including amendments/supplements thereto (or proportional printing costs if printed as part of a Combined Document provided such costs do not exceed the cost it would otherwise cost the Fund to produce such documents for  its own T. Rowe Price variable annuity Contract  owners) to existing contract owners with account balances in the Portfolios on each occasion that such document is required by or or regulation to be delivered to existing Contract owners.  Company will pay for the costs of printing and delivery of Fund’s prospectuses to potential or new Contract owners.

3.5       The Underwriter or Fund will use its best efforts to deliver Trust Communications and Fund prospectuses, including amendments/supplements thereto, to the Company no later than fifteen (15) days prior to the date that the Company is legally obligated to file or provide copies to any regulatory body or to Contract owners.

3.6       The Company shall:

(i)         solicit voting instructions from Contract owners;

(ii)        vote the Fund shares in accordance with instructions received from Contract owners; and

(iii)       vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law.  The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.7       Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in a Designated Portfolio calculates voting privileges as required by the Shared Funding Exemptive Order and consistent with any reasonable standards that the Fund may adopt and notify the Company of in writing.

3.8       The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b).  Further, the Fund will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

3.9       Summary Prospectus

            3.9(a)   Definitions.     For purposes of this Section 3.9, the terms “Summary

Prospectus” and “Statutory Prospectus” shall have the same meaning ascribed to them in Rule 498 of the 1933 Act (“Rule 498”)

            3.9(b)   Obligations of the Fund.

(i)         The Fund shall provide the Company with copies of the Summary Prospectus in the same manner and at the same time as the Agreement requires it to provide the Company with Statutory Prospectuses.

(ii)        The Fund shall be responsible for compliance with Rule 498(e).

(iii)       The Fund agree that the URL indicated on each Summary Prospectus will lead directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and Portfolio documents required to be posted in compliance with Rule 498.  The Fund shall use its best efforts to promptly notify the Company of the unexpected interruptions in availability of this web page. The Fund agrees that the web page used for hosting Summary Prospectuses will not contain any marketing materials.

(iv)       At the Company’s request, the Fund will provide the Company with URLs to the current Fund and Portfolio documents for use with Company’s electronic delivery of Fund and Portfolio documents, or on the Company’s website. The Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund and Portfolio documents on the website to which such URLs originally navigate.

(v)        The Company shall be permitted, but not required, in its sole discretion to post a copy of each Portfolio’s Statutory Prospectuses and/or Summary Prospectuses, SAI supplements, annual reports, and semi-annual reports on the Company’s website. Notwithstanding the foregoing, the Fund shall be and remain solely responsible for ensuring that the Fund complies with the requirement for hosting these documents under Rule 498.

(vi)       If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will use its best efforts to provide the Company with reasonable advance notice of its intent.

            3.9(c)   Representation and Warrants of the Fund.

(i)         The Fund represents and warrants that the Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its Portfolios.

(ii)        The Funds represents and warrants that the web site hosting of the Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its Portfolios. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

(iii)       The Fund represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving requests for additional Fund documents made directly to the Fund or one of its affiliates. The Fund further represents and warrants that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

(iv)       The Fund represents and warrants that it will use commercially reasonable efforts to employ procedures consistent with industry practices designed to reduce exposure to viruses.

            3.9(d)  Representations and Warrantied of the Company.

(i)         The Company represents and warrants that it will be responsible for compliance with the provision of 498(f)(1) involving requests for additional Fund documents made by Contract owners directly to the Company or one of its affiliates.

(ii)        The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

            3.9(e)   The parties agree that the Company is not required to distribute Summary Prospectuses to Contract owners, but rather that the use of Summary Prospectuses will be at the Company’s discretion. The Company agrees that it will give the Fund reasonable advance notice of its intended use of Summary Prospectuses or Statutory Prospectus.

ARTICLE IV.  Sales Material and Information

4.1       The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material that the Company develops or uses and in which the Fund (or a Portfolio thereof) or the Adviser or the Underwriter is named (except any material that simply lists the Funds’ names), at least ten calendar days prior to its use.  No such material shall be used if the Fund or its designee reasonably object to such use within ten calendar days after receipt of such material.  The Fund or its designee reserves the right to reasonably object to the continued use of such material, and no such material shall be used if the Fund or its designee so object.

4.2       The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

4.3       The Fund, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company, and/or its Account, is named at least ten calendar days prior to its use.  No such material shall be used if the Company reasonably objects to such use within ten calendar days after receipt of such material.  The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.

4.4.      The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5              The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.6       The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account (except any material that simply lists the Funds’ names), within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.7       For purposes of this Article IV, the phrase "sales literature and other promotional materials" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund:  advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Funds; except any material that simply lists the Funds’ names.

ARTICLE V.  Fees and Expenses

            5.1       The Underwriter shall pay a fee to the Company with respect to the VIP II class of shares and such fee shall be payable from and to the extent of the corresponding fee paid by the Fund pursuant to its distribution and service plan pursuant to Rule 12b-1 to finance distribution and personal services expenses as set forth in the Distribution Services Agreement entered into between the Company, the Company’s distributor and the Underwriter dated [date].

5.2       All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein.  The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale.  The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund's shares.

ARTICLE VI.  Diversification and Qualification

6.1       The Fund will invest the assets of each Designated Portfolio in such a manner as to ensure that the Contracts will be treated as annuity, endowment, or life insurance contracts, whichever is appropriate, under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder (or any successor provisions).  Without limiting the scope of the foregoing, each Designated Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation '1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations.  In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify the Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817.5.

6.2       The Fund represents that each Designated Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.3       The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.  The Company agrees that any prospectus offering a contract that is a "modified endowment contract" as that term is defined in Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract.

ARTICLE VII.  Potential Conflicts.

7.1       The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund.  An irreconcilable material conflict may arise for a variety of reasons, including:  (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners.  The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2.      The Company will report any potential or existing conflicts of which it is aware to the Board.  The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised.  This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

7.3       If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including:  (1), withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2), establishing a new registered management investment company or managed separate account.

7.4       If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.  Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

7.5       If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.  Until the end of the foregoing six (6) month period, the Fund shall continue to accept and implement orders by the company for the purchase (and redemption) of shares of the Fund.

7.6       For purposes of Section 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts.  The Company shall not be required by Section 7.3 to establish a new funding medium for the Contract if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.  In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

7.7       If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 3.6, 7.1., 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII.  Indemnification

8.1       Indemnification By the Company

8.1(a).  The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of their officers and directors and each person, if any, who controls the Fund or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

(i)         arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus (which shall include an offering memorandum, if any), or statement of additional information (“SAI”) for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)               arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Fund Shares; or

(iii)       arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

(iv)       arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)        arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

8.1(b).  The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of its obligations or duties under this Agreement.

8.1(c).  The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action.  The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties' written consent, include any factual stipulation referring to the Indemnified Parties or their conduct.  After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.1(d).  The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund relating to the Agreement.

8.2       Indemnification by the Underwriter

8.2(a).  The Underwriter agrees to indemnify and hold harmless the Company and each of it directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts; and

(i)         arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or SAI or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)        arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature or other promotional material for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)       arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or sales literature or other promotional material of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; or

(iv)       arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(v)        arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

8.2(b).  The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party's duties or by reason of such Indemnified

Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

8.2(c).  The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof.  The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties' written consent, include any factual stipulation referring to the Indemnified Parties or their conduct.  After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d).  The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

8.3       Indemnification By the Fund

8.3(a).  The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Fund and:

(i)         arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(ii)        arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof.

8.3(b).  The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or the Account, whichever is applicable.

8.3(c).  The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof.  The Fund also shall be entitled to assume the expense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties' written consent, include any factual stipulation referring to the Indemnified Parties or their conduct.  After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.3(d).  The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

ARTICLE IX.  Applicable Law

9.1       This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Maryland.

9.2       This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes,

rules and regulations as the SEC may grant (including, but not limited to, any Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.  Termination

10.1     This Agreement shall continue in full force and effect until the first to occur of:

(a)        termination by any party, for any reason with respect to some or all Designated Portfolios, by ninety (90) days’ advance written notice delivered to the other parties; or

(b)        termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio based upon the Company's determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Portfolio not reasonably available; or

(c)        termination by the Company by written notice to the Fund and the Underwriter in the event any of the Designated Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)       termination by the Fund or Underwriter by written notice to the Company in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)        termination by the Company by written notice to the Fund and the Underwriter in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement; or

(f)        termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Article VI hereof, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

(g)        termination by the Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.3 hereof; or if the Fund or Underwriter reasonably believes that such Contracts may fail to so qualify; or

(h)        termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)         termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

10.2     Effect of Termination.  Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts").  Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.  The parties agree that this Section 10.2 shall not apply to any termination under Article VII and the effect of such Article VII termination shall be governed by Article VII of this Agreement.  The parties further agree that this Section 10.2 shall not apply to any termination under Section 10.1(g) of this Agreement.

10.3     The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(b) of the 1940 Act.  Upon request, the Company will promptly furnish to the Fund and the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.  Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 90 days notice of its intention to do so.

10.4     Notwithstanding any termination of this Agreement, each party's obligation under Article VIII to indemnify the other parties shall survive.

ARTICLE XI.  Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, Maryland  21202

Attention:  David Oestreicher, Esq.

If to the Company:

Voya Life and Annuity Company

One Orange Way, C2N

Windsor, CT  06095-4774

Attention: Chief Legal Officer

If to Underwriter:

T. Rowe Price Investment Services

100 East Pratt Street

Baltimore, Maryland  21202

Attention:  David Oestreicher, Esq.

ARTICLE XII.  Miscellaneous

12.1     All references herein to the Fund are to each of the undersigned Funds as if this agreement were between such individual Fund and the Underwriter and the Company.  All references herein to the Adviser relate solely to the Adviser of such individual Fund, as appropriate.  All persons dealing with a Fund must look solely to the property of such Fund, and in the case of a series company, the respective Designated Portfolio listed on Schedule A hereto as though such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund.  The parties agree that neither the Board, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

12.2          Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

12.3     The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.4     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.5     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.6     Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.  Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Iowa Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable annuity operations of the Company are being conducted in a manner consistent with Iowa variable annuity laws and regulations and any other applicable law or regulations.

12.7     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8     This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

12.9     Excepted as provided in this paragraph 12.9, this Agreement may be amended only by a writing signed by all parties, provided however, that the Underwriter may amend the list of Funds as well as the fee rate on Fund shares, at any time, upon written notice to the Company, in accordance with the Notice provision in Article XI.

            12.10   Each of the parties to this Agreement has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (iv) protect against unauthorized disclosure of non-public information to unaffiliated third parties; and (v) otherwise ensure compliance with Regulation S-P, as applicable.

12.11   Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering.  Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

12.12   Underwriter and Fund have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. Company has adopted its own excessive trading policy, which is attached as Exhibit II (the “Policy”). Company does not monitor trading in Fund shares on behalf of, or in accordance with disclosed policies of, any Fund groups; however, Company monitors individual Contract owner trading in accordance with its Policy. Company will use its best efforts, and shall reasonably cooperate with Underwriter and Fund, and will execute any instructions from Underwriter or Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Contract owner who has been identified by Underwriter or Fund as having engaged in transactions in Fund shares that violate market timing policies established by the Underwriter. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.  Additionally, the parties have entered into a separate shareholder information agreement incorporating the terms of the Policy. Company agrees to provide to Underwriter and/or Fund certain shareholder identity and transaction information upon Fund’s request as provided by the shareholder information agreement executed by both parties.  The parties acknowledge and agree that the transactions contemplated under this Agreement shall be subject to the provisions of the Rule 22c-2 Agreement dated October 16, 2007 between Underwriter, Company and Fund.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:                                       Voya Insurance and Annuity Company

By its authorized officer

By:      _________________________

Title:    _________________________

Date:   _________________________

FUND:                                                T. ROWE PRICE EQUITY SERIES, INC.

By its authorized officer

By:      _________________________

Title:                          Vice President

Date:___________________________

FUND:                                                T. ROWE PRICE FIXED INCOME SERIES, INC.

By its authorized officer

By:      __________________________

Title:                          Vice President

Date:   __________________________

FUND:                                                T. ROWE PRICE INTERNATIONAL SERIES, INC.

By its authorized officer

By:      __________________________

Title:                          Vice President

Date:   __________________________

UNDERWRITER:                             T. ROWE PRICE INVESTMENT SERVICES, INC.

By its authorized officer

By:      __________________________

Title:                          Vice President

Date:   __________________________

Schedule A

 Contract owner Losses Caused by Pricing Errors

Compensating Contract owners  for Losses Caused by Pricing Error.  In the event Underwriter provides a materially incorrect price for one of the Funds, through no fault of Company and (i) such error results from causes reasonably within Underwriter’s or its affiliate's control and (ii) Underwriter determines that accounts will be corrected, Underwriter will adjust the Account with the Fund on a net basis to correct the shares in the account.  If the Company adjusts the underlying Contract owners' accounts, those accounts with gains shall be used to offset those accounts with losses, including those Contract owners who received underpaid distributions ("Contract owner Adjustments"). After the Contract owner Adjustments, the Company will identify those Contract owners who received distributions or made exchanges into other investment options during the time period affected by the incorrect price.  The Company will then notify Underwriter of the amount of losses suffered as a result of (1) for an overstated price, Contract owners whose accounts had a loss that could not be offset by the overpayments (gains) made to Contract owners who took distributions; or (2) for an understated price, Contract owners who received underpaid distributions that could not be offset by gains in other Contract owner accounts; or (3) for exchanges into other investment options, Contract owners whose accounts had a loss due to the adjustment in the other investment option (caused by market fluctuation of the other investment option) and such loss cannot be offset by the gains received by Contract owners who exchanged into other investment options where such fluctuation caused a gain. Upon receipt of appropriate documentation verifying such losses, Underwriter shall reimburse the Account with the appropriate number of additional shares.  Provided however, after the Contract owner Adjustments, the Company must make reasonable attempts to recover the overpayments made to those Contract owners who received distributions with a gain.  Should the Company fail to collect such overpayments, the Company agrees to subrogate its claim against such Contract owner to Underwriter or its affiliate.  Any net gains calculated after Contract owner Adjustments will be returned by the Company to Underwriter.

Compensating Company for its expenses incurred as a result of a pricing error.  Set forth below is the criteria that must be met before Underwriter will reimburse Company for expenses incurred due to pricing errors:

                 •      Company must provide a full accounting of expenses;

                 •      If the pricing error is reported to the Company before 12:00 p.m. on the business day after the incorrect price is provided, no expenses will be reimbursed;

                 •      A $5,000 cap will be imposed on each occurrence;

                 •      Expenses may include payroll overtime, system fees, postage and stationery (if separate mailing is required);

                 •      The Company must use its best efforts to mitigate all expenses which may be reimbursable; and

                 •      Expenses and payroll overtime shall not include any time spent programming computers or otherwise customizing Company's systems to correct the error.

EXHIBIT I

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.  As provided in Article 1 of the Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)        Underwriter or the Funds will furnish to Company or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) as well as via e-mail or as otherwise mutually agreed to by the parties (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.  All such information shall be furnished using best efforts to the Company or its affiliate by 7:00 p.m. Eastern time on each business day that the Fund is open for business (each a “Business Day”).  In the event the Underwriter or its designee continuously (i.e. three consecutive business days) does not furnish such pricing information by 8:30 p.m. Eastern time as anticipated under the terms of this Agreement, the Underwriter shall be responsible for paying any out-of-pocket costs incurred by the Company as result of the Underwriter’s inability to furnish such pricing information. Changes in pricing information will be communicated to both NSCC and the Company Financial or its affiliate.

(b)        Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund.  Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern time on the next Business Day.  The Company shall be solely responsible for the accuracy of each Instruction and the issuance of any Instruction will constitute the Company’s representation and warranty to Underwriter and the Fund that the Instruction is accurate, complete, and issued as duly authorized by the Contract owner whose Fund shares are the subject of the Instructions. Subject to the Company’s or its affiliate’s compliance with the foregoing, the Company or its affiliate will be considered the agent of the Underwriter and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions; provided, however, the Underwriter reserves the right to refuse, cancel or rescind a purchase Instruction pursuant to the terms of the then-current prospectus.  Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day.  Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund’s then current prospectuses.

(c)        The Company or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC.  For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)       NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund’s prospectus and statement of additional information.

(e)        With respect to (c) or (d) above, if Underwriter does not send a confirmation of the Company’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)        If on any day the Company or its affiliate or Underwriter is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Underwriter or to the Company or its affiliate, as applicable, as is otherwise provided in Article I, Section 1.3 of the Agreement.

(g)        These procedures are subject to any additional terms in each Fund’s prospectus and the requirements of applicable law.  The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.  The Company or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized.  Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.  Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

EXHIBIT II

3. If Voya determines that an individual has used one or more of its products to engage in Excessive Trading, Voya will send a second letter to the individual. This letter will state that the individual's Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to Voya via regular U.S. mail. During the six month suspension period, electronic "inquiry only" privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual's trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4. Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. Voya will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5. Voya reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if Voya determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity falls within the definition of Excessive Trading set forth above. Also, Voya's failure to send or an individual's failure to receive any warning letter or other notice contemplated under this Policy will not prevent Voya from suspending that individual's Electronic Trading Privileges or taking any other action provided for in this Policy.

6. Each fund available through Voya's variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. Voya reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions Voya receives from the fund.

This Excessive Trading Policy applies to products and services offered through the Voya family of companies.

© 2014 Voya Services Company. All rights reserved.

154907 3030779.X.P CN0214-15598-0316

RETIREMENT | INVESTMENTS | INSURANCE

VOYA™

Voya.com